June 1, 2016      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
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RAYMOND JAMES ANNOUNCES PURCHASE OF
EUROPEAN CORPORATE FINANCE FIRM MUMMERT & COMPANY

ST. PETERSBURG, Fla. - Raymond James Financial (NYSE: RJF) announced today that it has expanded its investment banking capabilities in Europe with the acquisition of Mummert & Company Corporate Finance GmbH, based in Munich, Germany.
Founded in 2001, Mummert & Co. is a leading middle market M&A advisory firm focused primarily on the technology, industrial, healthcare, consumer and business services sectors. The firm has advised on over 140 completed transactions and has 20 professionals. Including Mummert & Co., Raymond James has over 300 M&A advisory professionals working from more than 20 offices across the U.S., Canada and Europe.
Melville D. Mummert, a managing partner of Mummert & Co., will serve as head of Raymond James’ European Advisory business.
The combination of the Raymond James and Mummert & Co. advisory businesses will provide:

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A platform for future international growth. The combined business will provide a broad platform from which to leverage Mummert & Co.’s success to expand Raymond James’ capabilities and presence across the UK and Europe;

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Expanded global industry coverage. Mummert & Co.’s senior professionals have deep expertise across the technology, industrial, healthcare, consumer and business services sectors and will significantly strengthen Raymond James’ global coverage of those industries;

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Strong cross-border transaction expertise. Over 70% of Mummert & Co.’s completed transactions have been cross-border in nature. Raymond James also has substantial cross-border transaction experience, having recently won two international deal-of-the-year awards from The M&A Advisor. On a combined basis and working collaboratively, Raymond James and Mummert & Co. professionals will be well-positioned to advise clients on cross-border transactions on a global basis; and

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Enhanced private equity relationships. Mummert & Co. has completed more than 50 transactions on behalf of leading private equity firms and their portfolio companies. Private equity represents a strategically important client base for Raymond James. The addition of Mummert & Co.’s relationships with European private equity firms enhances Raymond James’ ability to advise such companies regarding new investment opportunities, buy-and-build strategies and the monetization of portfolio companies.

“Establishing an advisory platform on the ground in Europe has been a very high strategic priority,” said Jim Bunn, head of Raymond James Investment Banking. “Mummert & Co. has an exceptional team, a track record of highly successful transactions and is led by senior professionals with deep experience in several industry sectors that represent a core focus for us. We’re looking forward to working with our new partners to build the foremost corporate finance business focused on the European middle market.”
“We are excited to join the Raymond James team, an ideal partner for Mummert & Co.,” said Melville Mummert, a managing partner of Mummert & Co. “They share our sector-focused approach, commitment to excellence in execution and entrepreneurial mindset. We look forward to leveraging our strong respective networks among strategic decision makers and investors to help our clients realize premium outcomes.”
“After extensive due diligence and time spent with their management team, it was clear that Mummert & Co.’s client-centric focus and very capable team represent an excellent fit both culturally and strategically,” said Raymond James CEO Paul Reilly. “We are confident that together we will continue to grow in Europe and build on Mummert & Co.’s impressive track record.”
The newly added Mummert & Co. team will re-brand as Raymond James and operate as part of the existing Raymond James Corporate Finance division within Raymond James & Associates, Inc.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,700 financial advisors serving in excess of 2.8 million client accounts in more than 2,700 locations throughout the United States, Canada and overseas. Total client assets are approximately $522 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.